                                                        File Number 70-8981


                    SECURITIES AND EXCHANGE COMMISSION
                           Washington, DC  20549

                              Amendment No. 4
                                    to
                                 Form U-1

             APPLICATION-DECLARATION UNDER THE PUBLIC UTILITY
                        HOLDING COMPANY ACT OF 1935

                                    By

                     CONSOLIDATED NATURAL GAS COMPANY
                                 CNG Tower
                            625 Liberty Avenue
                    Pittsburgh, Pennsylvania 15222-3199

               (a registered holding company and the direct
                  or indirect parent of the other parties)


                      CNG ENERGY SERVICES CORPORATION
                             CNG POWER COMPANY
                           One Park Ridge Center
                              P.O. Box 15746
                    Pittsburgh, Pennsylvania 15244-0746


                Names and addresses of agents for service:

                   S. E. WILLIAMS, Senior Vice President
                            and General Counsel
                     Consolidated Natural Gas Company
                                 CNG Tower
                            625 Liberty Avenue
                    Pittsburgh, Pennsylvania 15222-3199


                     N. F. CHANDLER, General Attorney
              Consolidated Natural Gas Service Company, Inc.
                                 CNG Tower
                            625 Liberty Avenue
                    Pittsburgh, Pennsylvania 15222-3199
       2                                              File Number 70-8981



                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549


                              Amendment No. 4
                                    to
                                 FORM U-1


             APPLICATION-DECLARATION UNDER THE PUBLIC UTILITY
                        HOLDING COMPANY ACT OF 1935




     Consolidated Natural Gas Company et al. hereby amend the application-

declaration under the above file number as follows.




Item 1. Description of Proposed Transaction
        ___________________________________


      The phrase "but not less than cost" is added after the word "market"

on the fifth line of the second paragraph under "SERVICE AGREEMENTS WITH

AFFILIATES" on page 5 of Amendment No. 2 to this application-declaration.

                                 SIGNATURE

      Pursuant to the requirements of the Public Utility Holding Company

Act of 1935, the undersigned companies have duly caused this amendment to be signed on their respective behalf by the undersigned thereunto duly authorized.



                                  CONSOLIDATED NATURAL GAS COMPANY



                                  By  D. M. Westfall

                                  Senior Vice President
                                  and Chief Financial Officer


                                CNG ENERGY SERVICES CORPORATION
                                  CNG POWER COMPANY



                                  By N. F. Chandler
                                  Their attorney



Date: January 22, 1998